Exhibit 99.1

TransEnterix Announces Toshima Hospital in Japan to Initiate a Senhance® Digital Laparoscopy Program

Japan is One of the Fastest Growing Markets for Senhance Surgical System

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--Oct. 7, 2020-- TransEnterix, Inc. (NYSE American:TRXC), a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery, today announced that the Toshima Hospital of the Tokyo Metropolitan Health and Hospitals Corporation has entered into an agreement to lease and utilize a Senhance® Surgical System.

“We are excited to partner with Toshima Hospital to build its Senhance Digital Laparoscopy Program,” said Anthony Fernando, President and Chief Executive Officer at TransEnterix. “Japan has become one of the fastest growing markets for Senhance in terms of both placements and clinical cases given our attractive per procedure economics, comprehensive reimbursement coverage and ability to add digital capabilities to the strong foundation of laparoscopy. Our recently inaugurated training center in Japan will further accelerate our growth in the region.”

Toshima Hospital is a comprehensive inpatient and outpatient facility with 415 inpatient beds, and is affiliated with the Tokyo Medical and Dental University. The hospital is part of the six hospital network operated by the Tokyo Metropolitan Health and Hospitals Corporation to provide excellence in healthcare and promote the welfare of the citizens of the Tokyo metro area.

“Our hospital is dedicated to offering the best possible surgical care that is part of a comprehensive program for the members of our community,” said Dr. Masayuki Ando, Director of Toshima Hospital and Clinical Professor of Surgery at Tokyo Medical and Dental University. “We are committed to utilizing the most advanced technology where we feel it can positively impact our ability to care for our patients. The Senhance Surgical System is an advanced minimally invasive surgical tool that our surgeons will utilize to offer excellent advanced surgery at a reasonable cost.”

“Advanced minimally invasive surgery requires precision, superior visualization, and advanced instrumentation,” said Dr.Yusuke Kinugasa, Chairman of Colorectal and Proctology Surgery at Tokyo Medical and Dental University. “We selected the Senhance Surgical System because of its ability to build upon our excellent laparoscopic surgery program and add advanced visualization and digital capabilities.”

The Senhance Surgical System is the first and only digital laparoscopic platform designed to maintain laparoscopic minimally invasive surgical standards while providing digital benefits such as haptic feedback, robotic precision, eye-sensing camera control, comfortable ergonomics, advanced instrumentation including, 3 mm microlaparoscopic instruments, and reusable standard instruments to help maintaining per-procedure costs similar to traditional laparoscopy. The Senhance Surgical System was approved for use by the Japanese Ministry of Health, Labor and Welfare (MHLW) in 2019, and has the broadest procedural reimbursement of any abdominal robotic surgery platform in Japan, which applies to 98 benign and malignant laparoscopic procedures across general, colorectal, gynecologic, pediatric and urologic surgeries at reimbursement rates equivalent to traditional laparoscopy in Category A1.

Japan is the second-largest medical device market in the world, valued at over $40 billion annually, including over $5 billion in capital equipment spending. There are more than 8,400 hospitals in Japan, of which approximately 80% are private entities. Japanese laparoscopic penetration in surgery is among the highest in the world. The central government has implemented cost containment initiatives in recent years and has approached recent procedure approvals for robotics by establishing reimbursement at the same rate as traditional laparoscopy, which places a high emphasis on procedure cost to influence adoption.

About TransEnterix

At TransEnterix, Inc., we are digitizing the interface between the surgeon and the patient to improve minimally invasive surgery (MIS) through a new category of care called Digital Laparoscopy. Digitizing the interface enables the use of advanced capabilities like augmented intelligence, connectivity and robotics in laparoscopy, and allows us to address the current clinical, cognitive and economic shortcomings in surgery. The system features the first machine vision system for use in robotic surgery which is powered by the new Intelligent Surgical Unit™ (ISU™) that enables augmented intelligence in surgery. The Senhance®️ Surgical System brings the benefits of Digital Laparoscopy to patients around the world while staying true to the principles of value-based healthcare. Learn more about Digital Laparoscopy with the Senhance Surgical System here: https://Senhance.com/. Now available for sale in the US, the EU, Japan, and select other countries. For a complete list of indications for use, please visit: https://www.transenterix.com/indications-for-use/.

Forward-Looking Statements

This press release includes statements relating to the Senhance System and the Toshima Hospital initiating a program for the Senhance System. These statements and other statements regarding our future plans and goals constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations and include whether Japan will continue to be one of the fastest growing markets for the Senhance System in both placements and clinical cases, whether our recently inaugurated training center in Japan will further accelerate our growth in the region and whether the Toshima Hospital surgeons will utilize the Senhance System to offer excellent advanced surgery at a reasonable cost. For a discussion of the risks and uncertainties associated with TransEnterix's business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 16, 2020 and our other filings we make with the SEC. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For TransEnterix, Inc.

Investor Contact:

Mark Klausner, +1 443-213-0501

invest@transenterix.com

or

Media Contact:

Terri Clevenger, +1 203-682-8297

terri.clevenger@icrinc.com